Exhibit 10.43

Brett Davis

Senior Director, N.A. Commercial Lending

February 19, 2010

Titan Machinery, Inc.

4876 Rocking Horse Circle

Fargo, ND 58103-7256

Attn: Ted O. Christianson

Vice President, Finance and Treasurer

via electronic mail

Dear Mr. Christianson:

Titan Machinery, Inc. (“Titan”) and CNH Capital America LLC (“CNH”) are parties to an Amended and Restated Wholesale Floor Plan Credit Facility and Security Agreement dated November 13, 2007, as amended from time to time, most recently amended in a letter dated December 16, 2009 (the “Agreement”). The Agreement provides that, among other things, between January 1, 2010 and February 28, 2010, the rate of interest charged on the first $25,000,000 on Credit Line 7 shall be Prime +4.00% and that Titan and CNH shall discuss, prior to February 28, 2010, the possibility of agreeing to an interest rate other than the rate provided by the Wholesale Finance Plans for the period after February 28, 2010.

By executing this letter agreement, the parties wish to further amend the terms of the Agreement as follows: a) Prime +4% shall be the interest rate applicable for all credit facilities under the Agreement; and b) CNH Capital will review interest rates under the Agreement on a quarterly basis, beginning on or before June 30, 2010.

Except as specifically amended herein, all other terms of the Agreement shall remain unchanged.

Very truly yours,

CNH Capital America LLC

Brett Davis, Sr. Director Commercial Lending, NA

Titan Machinery, Inc. agrees to the above described amendment to the Amended and Restated Wholesale, Floor Plan Credit Facility and Security Agreement dated November 13, 2007, as amended.

Titan Machinery, Inc.

Ted O. Christianson, VP Finance and Treasurer

CNH Capital

233 Lake Avenue
Racine, WI 53403